Exhibit 99.1

Rock The Vote's “We Will” Campaign Harnesses the Power of Mobile Marketing through Ace’s Mobiquity Network

PVBLIC Foundation in partnership with The Judge Group, LLC and Ace Marketing & Promotions, Inc.

NEW YORK, Oct. 10, 2012 /PRNewswire/ -- Ace Marketing & Promotions, Inc. (OTC.BB: AMKT) announces today that -- With less than 30 days left until Election Day, Rock the Vote's "We Will" out-of-home and mobile marketing campaign aims to increase young voter turnout on election day. Launched earlier this year in key states and nationwide, the "We Will" campaign educates young people about potential efforts to suppress their vote and reminds them of their collective power. The campaign combines relevant messages with digital images and will be available via Bluetooth and Wi-Fi from Mobiquity Networks. The campaign's objective, creatively rendered by TaskForce and Apartment One, is to motivate youth to vote and shape the future, rather than merely accepting it.

Over its 21-year history, Rock the Vote has always sought to galvanize the youth vote in ways that have resonated with each generation: "We recognized that thought-provoking content, whether static with mobile layering or digital in place-based venues, would invigorate 'We Will' in the most perceptible way," said Chrissy Faessen of Rock the Vote. This year, the organization has invested in their biggest traditional and digital out-of-home campaign ever, incorporating billboards, shopping malls, phone kiosks, wild postings, taxi tops, college shuttle buses and digital screens in high-visibility areas.

Mobiquity Networks offers organizations such as Rock The Vote the opportunity to deliver rich media content to Bluetooth or Wi-Fi enabled devices within the Mobiquity cloud. The innovative technology permits delivery to virtually any mobile device and properly formats each piece of content to ensure that every user receives the best possible experience. Mobiquity has the ability to reach millions of mobile users per month with relevant, engaging content, which is completely free to the user. Mobiquity Networks units are strategically positioned near entrances, anchor stores, escalators and other high-traffic and high dwell-time areas throughout each mall to maximize the messaging reach and frequency. Mobiquity's network of 75 malls has the ability to deliver messaging to approximately 96 million mall visits per month.

"We are very excited to be working with The Judge Group and PVBLIC Foundation to help promote Rock the Vote's message," said Sean Trepeta, President of Mobiquity Networks. "The ability to deliver relevant content to someone’s mobile device has a very personal feel to it and we believe that connection will help promote the ‘We Will’ cause."

"We at PVBLIC believe in empowering organizations to convey their messages. Toward that end, we have a strong track record of successfully aggregating media toward groups and causes. We strongly believe in the power of media," stated Sergio Fernandez de Cordova, Chairman and co-founder of PVBLIC Foundation. "Most recently, PVBLIC aggregated an unprecedented amount of media for Rock the Vote’s 2012 election campaign in an effort to help promote the group's bold message of youth empowerment to vote. We are proud to be working with The Judge Group to architect the media strategy and planning for this campaign, and we anticipate other successful collaborations in the future. Additionally, we are pleased to work with Mobiquity Networks, a location-based mobile marketing network company that provides the ability to deliver relevant, rich media messages that will resonate with younger voters."

"We segmented and integrated the most dynamic media platforms of our day to harness the power of traditional out-of-home's 24/7 presence and digital out-of-home's supreme flexibility in real-time for current issues this Election Year," said Anne Judge, Founder and Managing Principal, The Judge Group.  She added, "Delivering content to a mobile device via Bluetooth and Wi-Fi with a trusted company like Mobiquity Networks aligns with youth voters' aptitude as early adopters and on the go lifestyle. It also allowed us to switch the mobile engagement message midway through posting from 'register to vote' to 'vote.' That's a welcomed tool when different states have different voter registration deadlines."

According to Circle (The Center for Information and Research On Civic Learning and Engagement) at Tufts University, "Youth voting has been on the rise in the past several election cycles. Youth (18-29) voter turnout rose to 51 percent in 2008, an increase of two percentage points from the 2004 Presidential election. " The "We Will" campaign runs for eight weeks leading up to Election Day with impression levels that exceed 297 million today and will continue to grow as more out-of-home companies step up to partner. Find out more about Rock the Vote at:  http://www.rockthevote.com/about/press-room/press-releases/rock-the-vote-announces-we-will-campaign.html.

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About Us:

Rock the Vote's mission is to engage and build political power for young people in our country. Using music, popular culture, new technologies and grassroots organizing for more than 20 years, Rock the Vote has registered more than 5 million young people. As the tidal wave of Millennial generation voters continues to establish its power at the polls, Rock the Vote will register millions more young people and make their voices heard.

www.rockthevote.com

PVBLIC Foundation is an innovative in-kind grant-making organization that harnesses the power of unused media assets to drive social change.  An aggregator of media across all platforms, we work strategically to pair media space with key non-profits at the local, national and global levels.  We utilize existing and emerging technologies to increase issue awareness around important causes and help non-profits amplify their message.  At PVBLIC, we believe that media = the new currency.

www.pvblic.org

The Judge Group (TJG) was founded in 2011 as an independent media agency that offers clients direct access to media strategy that best fits this generation.  Masters at both segmenting and integrating the most dynamic media platforms of our day – out of home, digital out of home, social, cinema, experiential and mobile integration across platforms - TJG brings imaginative media solutions by understanding consumers' behavioral and lifestyle patterns and activates campaigns at key touch points that influence target audiences with memorable and measurable results.

www.thejudgegroup.net

Ace Marketing & Promotions, Inc. (OTC.BB: AMKT)

Established in 1998, Ace Marketing & Promotions, Inc. is a full-service integrated marketing company that leverages technology. Ace's wholly owned subsidiary, Mobiquity Networks is a leader in Proximity Marketing with proprietary Bluetooth and Wi-Fi integrated technology that establishes the benchmark for how multimedia messages are being delivered. Ace's Corporate Overview is available at www.acemarketing.net on the "About Us" tab. For more information about Mobiquity Networks please visit: http://www.mobiquitynetworks.com.

PVBLIC Foundation

Contact: Rachel Cohen Gerrol

Tel: 571-218-8523

info@pvblic.org

The Judge Group, LLC

Contact: Anne Judge

Cell: 917-443-5455

info@thejudgegroup.net

Ace Marketing & Promotions, Inc.
Legend Securities, Inc.
Thomas Wagner
800-385-5790
718-233-2627
E: twagner@legendsecuritiesinc.com

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